Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

                AgiiPlus Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate			Amount of
	Security	Class	Forward	Amount	Price Per	Offering			Registration
	Type	Title	Rule	Registered	Unit	Price(1)	Fee Rate		Fee(2)
Fees To Be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(o)	2,005,000	$5.0	$10,025,000	0.0001102		$1,104.755
Fees Previously Paid	Equity	Class A ordinary shares, par value $0.0001 per share (3)	Rule 457(o)	8,000,000	$5.0	$40,000,000	0.0000927	(4)	$3,708.000
	Total Offering Amounts					$50,025,000			$4,812.755
	Total Fees Previously Paid								$3,708.000
	Total Fee Offset								$3,708.000
	Net Fee Due								$1,104.755

(1)	There is no current market for the securities being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price attributable to additional shares that Tiger Brokers, or the underwriter, has the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	The fee rate used for the purpose of computing the amount of registration fee previously paid was the then effective fee rate on September 16, 2022, the date on which this registration statement was first filed with the U.S. Securities and Exchange Commission.